Exhibit 10.1

2100 McKinney Avenue

Suite 900

Dallas, TX  75201

214-863-3195 Tel

Bob.sulentic@cbre.com

www.cbre.com

Robert E. Sulentic

President & CEO

CBRE, Inc.

January 4, 2019

James R. Groch

2929 Arch Street, Suite 1500

Philadelphia, PA 1904-7343

Dear Jim:

This letter memorializes our understanding regarding your transition from your current positions as Chief Financial Officer and Global Director of Corporate Development of CBRE Group, Inc. (the “Company”) effective upon the date on which a successor Chief Financial Officer of the Company is appointed (such date, the “Transition Date”). On the Transition Date, you will assume the position of Global Group President and Chief Investment Officer, which position reports directly to the Company’s Chief Executive Officer.

As Global Group President and Chief Investment Officer, you will (i) allocate and deploy our capital through oversight of the Company’s mergers and acquisitions activities (Corporate Development will continue to report to you), (ii) oversee the allocation of capital to the Company’s Real Estate Investments businesses, such capital to be deployed by those businesses, and (iii) allocate capital to stock repurchase programs which would be executed by the finance organization.  In addition, you will chair the Company’s M&A Committee.  You will also attend meetings of the Company’s Board of Directors generally on the same basis as reporting segment chief executive officers.  Your base salary, target bonus, target annual equity awards and all other benefits and compensation under any other plan, policy, agreement and arrangement of the Company or its affiliates in which you participate will not be impacted by this change in your position.

You acknowledge and agree that the transition of your role from Chief Financial Officer to Global Group President and Chief Investment Officer, including the title change and the commensurate change in duties, responsibilities and authority as a result of the transition will not constitute Good Reason under the Company’s Change in Control and Severance Plan for Senior Management, your equity awards or any other plan, policy, agreement and arrangement of the Company or its affiliates in which you participate.

You also acknowledge and agree that nothing in this letter alters or amends the definition of Good Reason applicable to you under the Company’s Change in Control and Severance Plan for Senior Management, your equity awards or any other plan, policy, agreement and arrangement of the Company or its affiliates in which you participate.

The definition of “Retirement” applicable to all of your outstanding (and any future) equity awards under 1) the Company’s 2017 Equity Incentive Plan, 2) all other prior equity incentive plans and 3) any future incentive plans, will be amended to, or if drafted in the future will, provide that you will become Retirement eligible upon attaining age 58 (rather than, for example, age 62 with 10 years of continuous service).

Please sign below and return one signed copy of this letter to Chris Kirk and Pasha Zargarof as confirmation of your acceptance of this letter.

If you have any questions, please do not hesitate to call me.

Sincerely,

CBRE GROUP, INC.

By: /s/ Robert E. Sulentic

Robert E. Sulentic

Chief Executive Officer

ACCEPTED:

/s/ James R. Groch                                           1/4/19

________________________________________________

James R. GrochDate